Exhibit 10.1

March 8, 2023

Brian Distelburger

Dear Brian,

This letter (the “Resignation Letter”) is entered into between Yext, Inc. (the “Company,” “Yext,” or “we”) and you. The purpose of this Resignation Letter is to confirm the terms and conditions of your resignation as an employee of Yext and your transition to a non-employee director.

1.             Employee Resignation. Effective March 1, 2023 (the “Resignation Date”), you will be resigning as an employee of the Company. You will continue un-interrupted in your current capacity as a non-employee member of the Company’s Board of Directors (the “Board”).

2.             Compensation and Benefits. Your health insurance benefits shall cease on the last day of the month in which the Resignation Date occurs, subject to your right to continue your health insurance under COBRA. Your compensation and all the incidents of employment, including, but not limited to, the accrual of bonuses, vacation, and paid time off, ceases as of the Resignation Date, except your outstanding equity awards will continue to vest as described in Section 3 below. Further, you will receive installment payments equal to 12 months of the cost of your COBRA premium for continuation coverage for you and your eligible dependents.

Irrespective of your status post-resignation as non-employee member of the Board, you agree to waive all participation in the Company’s Outside Director Compensation Policy until the start of fiscal 2026.

3.             Equity Awards. As a continued service provider, your existing equity awards covering Company common stock will continue vesting by their terms until June 20, 2025 so long as you continue to be a service provider. Consistent with treatment for awards held by a non-employee member of the Board, such equity awards shall also accelerate in full in the event of a Change in Control, as such term is defined in the Company’s 2016 Equity Incentive Plan (the “Plan”), so long as you continue to be an Outside Director (as defined in the Plan) at the time of the Change in Control. Further, your post-termination exercise period of your outstanding options will not commence until your service on the Board terminates.

4.             Change of Control Severance Policy. You agree that your resignation is not eligible for any benefits under the Company’s Change of Control and Severance Policy (the “COC Policy”). Accordingly, as of the Resignation Date, your participation in the COC Policy ceases and you will have no further rights under the COC Policy or your participation agreement thereunder.

5.             Proprietary Information and Inventions Agreement. The Employee Proprietary Information, Inventions and Covenants Agreement that you executed in connection with your hire (the “Covenants Agreement”) continue to be in effect.

61 9th Avenue, New York, NY 10011, Yext.com

6.             Entire Agreement. This Agreement, together with the Covenants Agreement and the equity award agreements covering your outstanding equity awards, constitutes the complete agreement with respect to your employment relationship with the Company and supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company.

Please indicate your resignation under this Resignation Letter, and confirmation that it contains our complete agreement regarding the terms and conditions of your resignation, by signing the bottom portion of this Resignation Letter and returning a copy to me.

Sincerely,

Yext, Inc.

/s/ Michael Walrath
By:	Michael Walrath
Chief Executive Officer

Yext, Inc.

I tender my resignation as outlined in this Resignation Letter.

/s/ Brian Distelburger	March 8, 2023
Brian Distelburger	Date

61 9th Avenue, New York, NY 10011, Yext.com